EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

METALLA ROYALTY & STREAMING LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Shares, without par value(1)	Rule 457(a)	3,498,270(2)	$3.15(3)	$11,019,550.50(3)	$0.00014760	$1,626.49

Total Offering Amounts					$11,019,550.50		$1,626.49
Total Fees Previously Paid							$0.00
Total Fee Offsets(4)							$0.00
Net Fee Due							$1,626.49

(1) This registration statement covers, in addition to the number of common shares of Metalla Royalty & Streaming Ltd. (the "Company", the "Registrant", "we" , "us" or "our"), without par value (the "Common Shares"), stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), an additional indeterminate number of Common Shares that may be offered or issued as a result of one or more adjustments under the Share Compensation Plan (the "Plan") to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2) Represents Common Shares available for future issuance under the Plan.

(3) Estimated in accordance with Rule 457(a) and (h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price for shares reserved for future issuance under the Plan are based on $3.15 per share, the average of the high and low prices for the Registrant's Common Shares as reported on the NYSE American on December 18, 2023.

(4) The Registrant does not have any fee offsets.